Exhibit 5.1

9275 W. Russell Road, Suite 240 Las Vegas, Nevada 89148 PH (702) 692-8000 | FX (702) 692- 8099 fennemorelaw.com

May 24, 2024

Society Pass Incorporated

701 South Carson Street, Suite 200

Carson City, Nevada 89701

Re:	Society Pass Incorporated/Registration Statement on Form S-3 (File No. 333-271030)

Ladies and Gentlemen:

We have acted as special Nevada counsel to Society Pass Incorporated, a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of (a) up to $585,989 of shares (the “Advance Notice Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), to be issued by the Company under Structured Equity Financing Agreement dated October 5, 2023 (the “Agreement”) between the Company and Strattners FZCO (“Strattners”) from time-to-time at the election of the Company pursuant to the Agreement and (b) 33,333 Shares (the “Commitment Shares”) issued to Strattners pursuant to the Agreement as initial consideration for the placement and sale of the Commitment Shares. The Advance Notice Shares and the Commitment Shares are referred to herein collectively as the “Shares.)

The Shares are being registered under the above-referenced Registration Statement (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus forming a part of such Registration Statement dated April 20, 2023 (the “Base Prospectus”), and the prospectus supplement thereto dated May 24, 2024 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a) the Registration Statement;

(b) the Prospectus;

May 24, 2024

(c) the Agreement;

(d) Articles of Incorporation of the Company as filed with the Secretary of Nevada on June 22, 2018, as amended by Certificates of Amendment as filed with the Secretary of State of Nevada on October 2, 2018, December 4, 2018, and September 21, 2021, and a Certificate of Change Pursuant to NRS 78.209 as filed with the Secretary of State of Nevada on April 18, 2024;

(e) Bylaws of the Company as adopted on October 2, 2018; and

(f) resolutions of the Board of Directors and such other matters as relevant related to the (i) approval of the Agreement and authorization of the Company to execute, deliver, and perform its obligations under the Agreement and (ii) such other matters as relevant.

We have also examined such other corporate charter documents, records, certificates, and instruments as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a) the legal capacity and competency of all natural persons executing the documents;

(b) the genuineness of all signatures on the documents;

(c) the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or forms;

(d) that the parties to such documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(e) that the Agreement is enforceable in accordance with its terms;

(f) that at the time of issuance of any Advance Notice Shares, the Company validly exists and is duly qualified and in good standing under the laws of Nevada;

(g) that at the time of offering or sale of any of the Advance Notice Shares, there will be sufficient Common Shares authorized and unissued under the Company’s then operative Articles of Incorporation and not otherwise reserved for issuance; and

(h) other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

May 24, 2024

Based on the foregoing and in reliance thereon, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(a) the Advance Notice Shares have been duly authorized, and when issued against payment therefor as set forth in the Agreement will be validly issued, fully paid, and non-assessable; and

(b) the Commitment Shares have been duly authorized, were validly issued, and are fully paid and non-assessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention after the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (other than the securities laws and regulations of the State of Nevada, as to which we express no opinion). We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any securities laws related to the issuance and sale of the Shares.

May 24, 2024

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.
FENNEMORE CRAIG, P.C.

tmor/cdol